                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           GUNDLE/SLT ENVIRONMENTAL, INC.
                  (Name of Registrant as Specified In Its Charter)

         (Name of Person(s) Filing Proxy Statement if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

         (1) Title of each class of securities to which the transaction applies:

             -------------------------------------------------------------------

         (2) Aggregate number of securities to which the transaction applies:

             -------------------------------------------------------------------

         (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

         (5) Total fee paid:

             -------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                     [GUNDLE/SLT ENVIRONMENTAL, INC. LOGO]
                         GUNDLE/SLT ENVIRONMENTAL, INC.
                               19103 GUNDLE ROAD
                              HOUSTON, TEXAS 77073

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 7, 1998

                             ---------------------

     Notice is hereby given that the annual meeting of the stockholders of Gundle/SLT Environmental, Inc. (the "Company") will be held at the Hotel
Sofitel -- Houston, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Thursday, May 7, 1998, at 11:00 a.m., Houston Time, for the following purposes:

          1. To elect a board of eight directors to serve until the next annual meeting of stockholders or until their successors are elected and qualify; and

          2. To consider and act upon such other business as may properly be presented to the meeting.

     A record of stockholders has been taken as of the close of business on March 13, 1998, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders will be available at the offices of the Company commencing April 29, 1998, and may be inspected during normal business hours before the annual meeting.

     If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                             By Order of the Board of Directors


                                                     /s/ C. WAYNE CASE


                                                       C. WAYNE CASE,
                                                         Secretary

April 1, 1998

                         GUNDLE/SLT ENVIRONMENTAL, INC.
                               19103 GUNDLE ROAD
                              HOUSTON, TEXAS 77073

                                PROXY STATEMENT

     This Proxy Statement is furnished by the board of directors of Gundle/SLT Environmental, Inc. (the "Company") in connection with the solicitation of proxies being mailed to stockholders commencing on or about April 1, 1998 for use at the annual meeting of stockholders to be held in Houston, Texas on May 7, 1998, and any adjournment thereof. Proxies properly signed and returned on time will be voted at the meeting in accordance with the directions noted on the proxy. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the annual meeting for the purpose of determining a quorum, but will not be counted as votes cast on such matters. If no direction is indicated, they will be voted for the election of the nominees named in this proxy statement as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the secretary of the Company, or by delivery of a later-dated proxy.

     As of March 13, 1998, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 13,294,880 shares of the common stock outstanding. Each share of common stock entitles the holder to one vote on all matters presented at the meeting.

                             ELECTION OF DIRECTORS

     At the meeting, eight nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons named in the accompanying proxy have been designated by the board of directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. Each of the nominees has previously been elected by the stockholders, except Edward T. Sheehan, who was elected by the directors in March 1998 to fill a vacancy created by the expansion of the board of directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

     Certain information concerning the nominees is set forth below:

                                                                                      COMMON STOCK
                                                                                   BENEFICIALLY OWNED
                                                                                  DECEMBER 31, 1997(1)
                                                                                  --------------------
                                                                       DIRECTOR               PERCENT
           NAME                          POSITION                AGE    SINCE     SHARES(2)   OF CLASS
           ----                          --------                ---   --------   ---------   --------
Samir T. Badawi(3)(5)(6)..  Director and chairman of the board   58      1995     4,669,643    35.1%
James R. Burke(4).........  Director                             60      1996         4,000     *
Ahmed Y. Khalawi..........  Director                             61      1995         9,000     *
T. William Porter(5)......  Director                             56      1988        21,500     *
William P. Reid(6)........  Director, president and chief
                            executive officer                    48      1995       502,000     3.8%
Hugh L. Rice(4)...........  Director                             51      1990        14,000     *
Edward T. Sheehan.........  Director                             55      1998            --     *
Brian D. Young(5)(6)......  Director                             43      1986         4,000     *

                                                   (Footnotes on following page)

---------------

 *  Less than 1% of outstanding shares.

(1) Each person has sole voting and investment power with respect to the shares listed, except as otherwise specified.

(2) Includes shares underlying outstanding stock options, as follows: Mr. Badawi -- 9,000; Mr. Burke -- 4,000; Mr. Khalawi -- 9,000; Mr.
    Porter -- 16,500; Mr. Reid -- 352,500; Mr. Rice -- 14,000; and Mr.
    Young -- 4,000.

(3) As a representative of Wembley, Ltd. ("Wembley"), Mr. Badawi may be deemed to own beneficially the 4,657,143 shares owned by Wembley. He disclaims any beneficial ownership in such shares beyond his proportionate ownership interest, if any, in Wembley.

(4) Member, audit committee of the board of directors.

(5) Member, compensation committee of the board of directors.

(6) Member, executive committee of the board of directors.

     Samir T. Badawi was chairman of the board of SLT Environmental, Inc. ("SLT") prior to SLT's merger with the Company in July 1995 and is president of Wembley, the Company's largest stockholder. Prior to October 1993, Mr. Badawi served as a managing partner of Ernst & Young LLP's ("Ernst & Young") professional practice in the Middle East.

     James R. Burke has been president of the Products and Equipment Division of Weatherford Enterra, Inc. since January 1, 1996. He served as senior vice president of Weatherford Enterra, Inc. from January, 1992 until January, 1996. Mr. Burke was an independent consultant from 1989 to 1991.

     Ahmed Y. Khalawi has been a legal advisor and attorney in Saudi Arabia since 1968 and is a director of Wembley. Mr. Khalawi also served as Vice President, Legal Affairs for Saudi Arabian Airlines from 1975 to 1982.

     T. William Porter has been a partner of Porter & Hedges, L.L.P., a Houston law firm that serves as the Company's principal outside counsel, since 1981. Mr. Porter is also a director of ITEQ, Inc. and Metals USA, Inc.

     William P. Reid became president and chief executive officer of the Company in July 1995, after having served as president and chief executive officer of SLT for the previous six years. Prior to joining SLT, he was President of Sperry Sun Drilling Services, a Division of Baroid Corp.

     Hugh L. Rice has been senior vice president of FMI Corporation, a consulting firm that provides services to the construction industry relating to corporate stock valuation, business planning and mergers and acquisitions, for over five years.

     Edward T. Sheehan has served as chairman of the board and chief executive officer of United Road Services, Inc. since October 1997. Mr. Sheehan was president and chief operating officer of United Waste Systems, Inc. from December 1992 to August 1997, when the company was sold to U.S.A. Waste Services, Inc. He was senior vice president and chief financial officer of Clean Harbors, Inc., a publicly held environmental services company, from September 1990 to April 1992. From 1966 to 1990 Mr. Sheehan held several financial and operating positions with General Electric.

     Brian D. Young is a general partner and co-founder of Eos Partners, L.P., a New York based investment concern ("Eos"). Before co-founding Eos in January 1994, he served as a general partner of Odyssey Partners, L.P. for eight years. Mr. Young is also a director of Archer Resources Ltd. and Black Box Corporation.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During 1997, the board of directors convened on five regularly scheduled occasions. Committees of the board held meetings as follows: audit committee -- three meetings, and compensation committee -- two meetings. Each director attended 100% of all meetings of the board and all committees on which he served during the year, except for Mr. Khalawi who attended three board meetings.

     The Company's operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions are discharged by the standing committees of the board. The executive committee is authorized to exercise, to the extent permitted by law, the power of the full board of directors when a meeting of the full board is not practicable or necessary. The compensation committee is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting board policies, and supervises the administration of all executive compensation and benefit programs, including the establishment of specific criteria against which all annual, performance based benefits are to be measured. The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The board of directors does not presently maintain a nominating committee; stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at the Company's principal offices.

     Directors not employed by the Company receive an annual retainer of $16,000 paid in quarterly installments, fees of $1,000 per board meeting and $500 per committee meeting. The chairman of the board and committee chairmen receive an additional $500 in fees for each meeting at which they preside. Compensation paid to all non-employee directors during 1997 for service in all board capacities aggregated $138,000.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. Certain information concerning those executive officers of the Company who are not also members of the board of directors is set forth below:

     Roger J. Klatt, age 59, has served as senior vice president, treasurer and chief financial officer of the Company since March 1994. During the preceding four years, Mr. Klatt served as vice president and chief financial officer of Cabot Oil and Gas Corp.

     Michael C. Mathieson, age 50, has served as managing director of GSE Lining Technology GmbH since November 1995. He previously served in various capacities for the Company since 1982.

MANAGEMENT STOCKHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at December 31, 1997, by (i) all directors, (ii) the chief executive officer and other executive officers and
(iii) all directors and executive officers as a group.

                       NAME OF PERSON                         NUMBER OF    PERCENT OF
                    OR IDENTITY OF GROUP                      SHARES(1)      CLASS
                    --------------------                      ---------    ----------
Samir T. Badawi(2)..........................................  4,669,643       35.1%
James R. Burke..............................................      4,000          *
Ahmed Y. Khalawi............................................      9,000          *
T. William Porter...........................................     21,500          *
William P. Reid.............................................    502,000        3.8%
Hugh L. Rice................................................     14,000          *
Edward T. Sheehan...........................................         --          *
Brian D. Young..............................................      4,000          *
Roger J. Klatt..............................................    164,400        1.2%
Michael C. Mathieson........................................     90,325          *
All directors and executive officers as a group (10
  persons)..................................................  5,478,868(3)    41.2%

---------------

 *  Less than 1% of outstanding shares.

(1) Includes shares underlying outstanding stock options, as follows: Mr. Badawi -- 9,000; Mr. Burke -- 4,000; Mr. Khalawi -- 9,000; Mr.
    Porter -- 16,500; Mr. Reid -- 352,500; Mr. Rice -- 14,000; Mr.
    Young -- 4,000; Mr. Klatt -- 115,500; and Mr. Mathieson -- 78,875.

(2) Mr. Badawi -- as representative of Wembley, may be deemed to own beneficially 4,657,143 owned by Wembley. He disclaims any beneficial ownership in such shares beyond his proportionate ownership interest, if any, in Wembley.

(3) Includes (without duplication) all shares referred to in notes 1 and 2 above.

EMPLOYMENT AGREEMENT

     Mr. Reid, The Company's President and Chief Executive Officer, is employed under an employment agreement entered into on March 10, 1997, that supersedes the previous employment agreement dated October 13, 1989 (as amended). The agreement provides for: (i) a minimum annual base compensation of $325,000, (ii) participation in annual bonus and LTIP plans generally available to executives of the Company, (iii) termination and severance protection benefits, and (iv) change of control protection benefits. In general, in the event of Mr. Reid's discharge without cause, or resignation for good reason, whether before or after a change in control, he is entitled to benefits of a lump sum, cash amount equal to the sum of: (i) three times the highest annual rate of base salary in effect during the current year or any of the three years preceding the Termination Date and (ii) three times the greater of (A) the maximum award he would have been eligible to receive under the Bonus Plan in respect to the current year, or (B) the largest award earned under the Bonus Plan in respect of any of the three years preceding the Termination Date , or (C) 50% of the base salary at the Termination Date, or (D) $100,000. The term of the agreement expires on December 31, 2000, and will be automatically extended on each December 1st for a one year period from such date unless the Company gives notice of termination pursuant to the agreement.

     Mr. Klatt, the Company's Senior Vice President and Chief Financial Officer, is employed under an employment agreement entered into on March 10, 1997, that supersedes the previous letter agreement dated February 11, 1994. The agreement provides for: (i) a minimum annual base compensation of $180,000, (ii) participation in annual bonus and LTIP plans generally available to executives of the Company, (iii) termination and severance protection benefits, and (iv) change of control protection benefits. In general, in the event of Mr. Klatt's discharge without cause, or resignation for good reason, whether before or after a change in control, he is entitled to benefits of a lump sum, cash amount equal to the sum of: (i) three times the highest rate of base salary in effect during the current year or any of the three years preceding the Termination Date and
(ii) three times the greater of (A) the maximum award he would have been eligible to receive under the Bonus Plan in respect of the current year, or (B) the largest award earned under the Bonus Plan in respect of any of the three years preceding the Termination Date, (C) 40% of the base salary at the Termination Date, or (D) $100,000. The term of the agreement expires on December 31, 2000, and will be automatically extended on each December 1st for a one year period from such date unless the Company gives notice of termination pursuant to the agreement.

VOTE REQUIRED FOR ELECTION

     The eight nominees for election as directors who receive the greatest number of votes cast for election by the holders of common stock of record shall be the duly elected directors upon completion of the vote tabulation at the annual meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Votes will be tabulated by ChaseMellon Shareholder Services, L.L.C., the transfer agent and registrar for the common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the meeting but not voting.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at December 31, 1997, by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding common stock.

                       NAME OF PERSON                         NUMBER OF    PERCENT OF
                    OR IDENTITY OF GROUP                       SHARES        CLASS
                    --------------------                      ---------    ----------
Wembley, Ltd................................................  4,657,143      35.0%
  Columbus Centre Building
  Road Town, Tortola
  British Virgin Islands
The TCW Group, Inc..........................................    767,600       5.8%
  865 S. Figueroa Avenue
  Los Angeles, California 90017
Dimensional Fund Advisors, Inc..............................  1,257,912(1)    9.5%
  1299 Ocean Avenue
  Santa Monica, California 90401

---------------

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 1,257,912 shares of the Company's outstanding common stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the periods indicated of each individual who was (i) the chief executive officer at any time during the period or (ii) an executive officer at December 31, 1997 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                       --------------------------
                                           ANNUAL COMPENSATION                          STOCK
          NAME AND                    ------------------------------   RESTRICTED   OPTION AWARDS      ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY     BONUS     OTHER(1)    STOCK(2)      (SHARES)      COMPENSATION(3)
     ------------------        ----   --------   --------   --------   ----------   -------------   ---------------
William P. Reid..............  1997   $325,000   $ 75,000     --        $435,500        75,000          $62,564
  President and chief          1996   $295,833   $195,000     --        $407,000        40,000          $56,000
  executive officer(4)         1995   $104,500   $110,000     --              --       237,500          $18,800

Roger J. Klatt...............  1997   $186,667   $ 30,000     --        $146,250        35,000          $16,124
  Senior vice president,       1996   $175,000   $ 85,000     --        $139,700        16,000          $15,900
  treasurer and chief          1995   $165,000   $ 43,000     --              --        19,500          $ 7,000
  financial officer

Michael C. Mathieson.........  1997   $150,000(5) $ 22,500    --        $ 41,925        17,500          $ 9,755
  Managing director-GSE        1996   $150,000(5) $ 25,000    --        $ 27,500         6,000          $10,400
  Lining Technology GmbH       1995   $142,000(5) $  7,500    --              --         2,500          $ 4,800

---------------
(1) Because the value of any additional benefits did not exceed 10% of annual compensation for any individual, amounts are omitted.
(2) The values of restricted shares stated in this column are based on the closing price on the date of grant. A total of 138,840 shares of restricted stock were awarded at the beginning of 1997 under the Company's

    1995 Incentive Stock Plan. At the end of 1997, the aggregate restricted stock holdings eligible for vesting consisted of 199,211 shares worth $1,045,858 at the then current market value of $5.25 (as represented by the closing price of the Company's Common Stock on December 31, 1997), without giving effect to the diminution of value attributable to the restriction on such stock. Such amount includes $567,525 for Mr. Reid (108,100 shares); $192,796 for Mr. Klatt (36,723 shares); and $46,086 for Mr. Mathieson (8,778 shares).

    For each of the three years following the date of grant, up to one-third of the restricted shares granted to each individual in 1997 and 1996 (the "Maximum Eligible Shares") will become eligible for vesting at the end of each year following the grant of such shares depending upon the degree to which certain specified performance goals are met. Any restricted shares out of the Maximum Eligible Shares that do not become eligible for vesting because the performance goals for such year were not fully met will lapse. At the end of the years 1996 and 1997, 100% and 30% of the Maximum Eligible Shares, respectively, became eligible for vesting. Restricted shares that become eligible for vesting will fully vest upon completion by the individual of three years of continuous employment from the date the restricted shares were granted ("Required Employment Period"). If the individual's employment is terminated by the Company without cause or he involuntarily resigns prior to completing the Required Employment Period, restricted shares held by him that have become eligible for vesting will vest.

    The Company is required to grant a cash bonus to each individual restricted stock stockholder, payable promptly after the date on which the holder is required to recognize ordinary compensation income for federal income tax purposes in connection with the grant. The amount of the cash bonus is to compensate for the resulting income taxes.
(3) The Company paid life and disability insurance premiums for 1997, 1996 and 1995 for; Mr. Reid in the amounts of $42,149, $41,750 and $16,925 respectively; Mr. Klatt in the amounts of $8,227, $7,800 and $7,000 respectively; and Mr. Mathieson in the amounts of $4,945, $4,400, and $4,300 respectively. The Company also made contributions to 401(k) and Executive Retirement Plans for 1997, 1996 and 1995; for Mr. Reid in the amounts of $21,633, $14,250 and $1,875 respectively; for Mr. Klatt in the amounts of $10,867, $8,100 and none, respectively; and for Mr. Mathieson in the amounts of $6,250, $6,000 and $500, respectively.
(4) Effective July 27, 1995.
(5) Excludes foreign service payments of $50,000, $50,000 and $8,300 in 1997, 1996 and 1995, respectively.

OPTION GRANTS

     The following table sets forth certain information with respect to stock options granted to the Named Executives during 1997 under the Company's 1995 Incentive Stock Plan.

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                         OPTION TERM(2)
                                   -----------------------------------------------------   -----------------------
                                                PERCENT OF TOTAL
                                                OPTIONS GRANTED
                                    OPTIONS       TO EMPLOYEES     EXERCISE   EXPIRATION
              NAME                 GRANTED(1)       IN YEAR         PRICE        DATE          5%          10%
              ----                 ----------   ----------------   --------   ----------   ----------   ----------
William P. Reid..................    75,000           25%           $5.25      12/16/04     $160,300     $373,600
Roger J. Klatt...................    35,000           12%           $5.25      12/16/04     $ 74,800     $174,300
Michael C. Mathieson.............    17,500            6%           $5.25      12/16/04     $ 37,400     $ 83,200

---------------

(1) If a "change of control" were to occur prior to exercise or expiration of the option, the entire option would automatically be converted into an amount of cash equal to any unrealized appreciation in the option.

(2) Potential values stated are the result of using the Securities and Exchange Commission (the "Commission") method of calculation of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for each of the Named Executives held by them at December 31, 1997.

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   SHARES                      DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
William P. Reid................  --            --           190,834        161,666         $ -0-          $ -0-
Roger J. Klatt.................  --            --            51,833         63,667           -0-            -0-
Michael C. Mathieson...........  --            --            40,665         28,835           -0-            -0-

---------------

(1) Represents the difference between the closing price for the common stock on the New York Stock Exchange on December 31, 1997 ($5.25 per share) and any lesser exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors has furnished the following report on executive compensation for 1997. The 1997 compensation package for executive officers who were incumbent at the beginning of the year was approved by the compensation committee and ratified without change by the board of directors prior to the beginning of the year.

     During 1996, the board approved a base pay increase for Mr. Reid to $325,000 upon recommendation of the compensation committee, based upon a comprehensive salary survey conducted by an independent consulting firm. Under the supervision of the compensation committee, the Company has sought to maintain and enhance its profitability, and thus the value of its common stock, by relating executive compensation and stock-based benefits to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     Base compensation for senior executives (including the chief executive officer and the other Named Executives) is intended to be competitive with that paid in comparably situated industries, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the board of directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. In the course of considering annual executive salary increases, appropriate consideration is given to the credentials, age and experience of the individual senior executives, as viewed in the compensation committee's collective best judgment, which necessarily involves subjective as well as objective elements. Should the committee be persuaded that an executive has not met expectations for a protracted period, a recommendation to the board of directors that the executive be terminated would be a more likely eventuality than a reduction in his base compensation. Using the criteria set forth above, pay increases for executive officers were authorized by the compensation committee during 1997.

     Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance for the year before any bonuses are earned by senior executives with bonuses for achieving higher levels of performance directly related to the level achieved. In setting such performance criteria, the committee considers the total compensation payable or potentially available to the chief executive officer and other Named Executives. While the development of any business involves factors other than profitability, the emphasis of the committee in recent years (with board concurrence) has been on encouraging management to maintain the Company's profitability. For 1997, bonuses were based upon a combination of objective and subjective criteria. On this basis, the following bonuses have been paid to senior executives in respect of 1997: Mr. Reid -- $75,000; Mr. Klatt -- $30,000; and Mr.
Mathieson -- $22,500.

     The board of directors is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term stockholder value. For several years, the Company has sought to encourage such value building for stockholders through the annual award of nonqualified stock options to senior executives. Options were awarded to the Named Executives during 1997, as follows: Mr. Reid -- 75,000; Mr.
Klatt -- 35,000; and Mr. Mathieson -- 17,500.

     The compensation committee intends, with any necessary concurrence of the board of directors, to continue to consider alternate forms of stock-based incentives with a view to affording the maximum possible long-term performance based benefits to senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to align directly the economic interests of professional managers with those of the Company's stockholders. Pursuant to applicable rules of the Commission, non-management members of the compensation committee and the board are deemed to own beneficially (without duplication for any "shared" ownership) an aggregate of 4,695,143 shares, or 35.3%, of the Company's outstanding common stock as of December 31, 1997.

                                                 The Compensation Committee

                                                     T. William Porter
                                                     Samir T. Badawi
                                                     Brian D. Young

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the yearly percentage change in the cumulative total stockholder return on the Company's common stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Salomon Smith Barney Solid Waste Pollution Control Index ("Solid Waste"), for the five years ended December 31, 1997:

               Measurement Period                                        SOLID
             (Fiscal Year Covered)                    S&P 500            WASTE            COMPANY
12/31/92                                                       100               100               100
12/31/93                                                       107                72                82
12/31/94                                                       105                73                58
12/31/95                                                       141                82                62
12/31/96                                                       170                90                74
12/31/97                                                       223                99                58

     In all cases, the cumulative total return assumes, as contemplated by Commission rules, that any cash dividends on the common stock of each entity included in the data presented above were reinvested in that security.

AUDITORS

     Ernst & Young is the independent auditor of the Company. While management anticipates that this relationship will continue to be maintained during 1998, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Ernst & Young inasmuch as no such action is legally required. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     The audit committee of the board of directors assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter that the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors if future circumstances were to indicate that such action is desirable.

LIMITATION ON INCORPORATION BY REFERENCE

     Notwithstanding any reference in prior or future filings of the Company with the Commission that purports to incorporate this proxy statement by reference into another filing, such incorporation does not include any material included herein under the captions "Other Information -- Compensation Committee Report on Executive Compensation" or "Other Information -- Common Stock Performance Graph."

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 31, 1997, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10% stockholders have been met.

OTHER MATTERS

     The annual report to stockholders covering the year ended December 31, 1997, either has been mailed to each stockholder entitled to vote at the annual meeting or accompanies this proxy statement.

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement or form of proxy relating to the Company's 1999 annual meeting of stockholders is required to submit such proposal to the Company on or before December 1, 1998.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                             By Order of the Board of Directors


                                                     /s/ C. WAYNE CASE


                                                       C. WAYNE CASE,
                                                         Secretary

                         GUNDLE/SLT ENVIRONMENTAL, INC.

               THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR THE
                         ANNUAL MEETING OF MAY 7, 1998


         The undersigned stockholder of Gundle/SLT Environmental, Inc. (the "Company") hereby appoints William P. Reid and Roger J. Klatt, or either of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hotel Sofitel - Houston, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Thursday, May 7, 1998, at 11:00 a.m., Houston Time, and at any adjournment of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

         The board of directors recommends a vote FOR the nominees and if no specification is made, the shares will be voted for such nominees.

                         (PLEASE SIGN ON REVERSE SIDE)

                            o FOLD AND DETACH HERE o

                          (CONTINUED FROM OTHER SIDE)

         Please mark      [ ]
         your votes as    [X]
         indicated in     [ ]
         this example     [ ]
1.       Election of Directors             Samir T. Badawi, James R. Burke, Ahmed Y. Khalawi, T. William Porter,
                                                        William P. Reid, Hugh L. Rice, Edward T. Sheehan and Brian D.
                                                        Young



      FOR all                              WITHHOLD                 Instruction:  To withhold authority to vote for any
  nominees listed                          AUTHORITY                individual nominee, write that nominee's name on the
   to the right                     to vote for all nominees        line provided below:
(except as marked                     listed to the right
    to the contrary)



2.       In their discretion, upon such other matters as
         may properly come before the meeting; hereby
         revoking any proxy or proxies heretofore given
         by the undersigned.
                                                                    The undersigned hereby acknowledges receipt of the
                                                                    Notice of Annual Meeting of Stockholders and Proxy
                                                                                Statement furnished herewith.

                                                                    Dated                                      , 1998
                                                                         --------------------------------------

                                                                    -------------------------------------------
                                                                             Stockholders Signature

                                                                    -------------------------------------------
                                                                             Stockholders Signature

                                                                    Signature should agree with name printed hereon.  If
                                                                    Stock is held in the name of more than one person,
                                                                    EACH joint owner should sign.  Executors,
                                                                    administrators, trustees, guardians and attorneys
                                                                    should indicate the capacity in which they sign.
                                                                    Attorneys should submit powers of attorney.


                                                                             PLEASE SIGN AND RETURN IN THE
                                                                                     ENCLOSED ENVELOPE.

                           o FOLD AND DETACH HERE o